Exhibit 3.1

Execution Version

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SENIOR CREDIT INVESTMENTS, LLC

(A Delaware Limited Liability Company)

Entered into February 2, 2024, effective as of December 7, 2023

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4.4 Retention and Reinvestment of Proceeds		14
4.4.1	Limited Retention and Reinvestment	14
4.4.2	Required Distributions of Amounts Not Retained	14
4.4.3	Recallable Amounts	15

ARTICLE 5 FEES AND EXPENSES; ADVISORY AGREEMENT		15

5.1 Company Expenses		15

5.2 Advisory Agreement; Management Fee and Incentive Fee		16
5.2.1	Advisory Agreement	16
5.2.2	Management Fee	16
5.2.3	Incentive Fee	16
5.2.4	Transaction; Advisory Fees	17

ARTICLE 6 CAPITAL OF THE COMPANY		17

6.1 Obligation to Contribute		17
6.1.1	Original Issue Price	17
6.1.2	Drawdowns	17
6.1.3	Drawdown Date	18
6.1.4	Initial Closing	18
6.1.5	Catch-Up Purchases	18
6.1.6	Subsequent Closings	19

6.2 Failure to Make Required Payment		19
6.2.1	Defaulted Purchaser	19
6.2.2	Other Remedies in connection with Defaulted Commitment	19
6.2.3	Proxy	20
6.2.4	Other Remedies	20

6.3 Key Person Event		20

ARTICLE 7 DISTRIBUTIONS		21

7.1 Amount, Timing and Form		21
7.1.1	General	21
7.1.2	Quarterly Basis	21
7.1.3	Certain Distributions Prohibited	21

ARTICLE 8 DURATION OF THE COMPANY		21

8.1 Term of Company		21

8.2 Events of Dissolution		22

ARTICLE 9 LIQUIDATION OF ASSETS ON DISSOLUTION		22

9.1 General		22

9.2 Liquidating Distributions; Priority		22

9.3 Duration of Liquidation		23

9.4 Liability for Returns		23

9.5 Post-Dissolution Investments and Drawdowns		23

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ARTICLE 10 LIMITATIONS ON TRANSFERS AND REDEMPTIONS OF COMPANY UNITS		23

10.1 Transfers of Units		23
10.1.1	General	23
10.1.2	Consent of Company	23
10.1.3	Required Representations by Parties	23
10.1.4	Other Prohibited Legal Consequences	24
10.1.5	Opinion of Counsel	24
10.1.6	Reimbursement of Transfer Expenses	24

10.2 Multiple Ownership		24

ARTICLE 11 EXCULPATION AND INDEMNIFICATION		25

11.1 Exculpation		25
11.1.1	General	25
11.1.2	Activities of Others	25
11.1.3	Liquidator	26
11.1.4	Advice of Experts	26

11.2 Indemnification		26
11.2.1	General	26
11.2.2	Effect of Judgment	27
11.2.3	[Reserved.]	27
11.2.4	Process; Advance Payment of Expenses	27
11.2.5	Insurance	29
11.2.6	Successors and Survival	30
11.2.7	Rights to Indemnification from Other Sources	30
11.2.8	Insurance and Other Sources for Indemnity	30

11.3 Contribution		31

11.4 Limitation by Law		31

ARTICLE 12 AMENDMENTS		31

12.1 Amendments		31
12.1.1	By Consent	31
12.1.2	Amendments Affecting Members’ Economic Rights	31
12.1.3	Notice of Amendments	31
12.1.4	Other Agreements	32

ARTICLE 13 ADMINISTRATIVE PROVISIONS		32

13.1 Keeping of Accounts and Records; Certificate of Formation; Administrator		32
13.1.1	Accounts and Records	32
13.1.2	Certificate of Formation	32
13.1.3	Administrator	32

13.2 Inspection Rights		32

13.3 Financial Reports		33
13.3.1	Annual Financial Statements	33
13.3.2	Additional Reporting	33

13.4 Notification of Cause		33

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13.5 Valuation		33
13.5.1	Valuation by Board and Valuation Designee	33
13.5.2	Freely Tradable Securities	34
13.5.3	Other Assets	34
13.5.4	Goodwill and Intangible Assets	34
13.5.5	Independent Valuation Firm	34

13.6 Notices		35

13.7 Accounting Provisions		35
13.7.1	Fiscal Year	35
13.7.2	Independent Auditors	35

13.8 Tax Provisions		35
13.8.1	Classification of the Company for Tax Purposes	35
13.8.2	RIC Requirements	35

13.9 General Provisions		36
13.9.1	Power of Attorney	36
13.9.2	Execution of Additional Documents	36
13.9.3	Binding on Successors	36
13.9.4	Governing Law	36
13.9.5	Securities Law Matters	36
13.9.6	Compliance with Laws	37
13.9.7	Contract Construction; Headings; Counterparts	37

Signature Pages of Members

Appendix I	Definitions
Appendix II	Member Acknowledgements
Schedule A	Schedule of Directors
Schedule B	Schedule of Audit Committee Members
Schedule C	Schedule of Officers
Exhibit 1	Investment Advisory Agreement

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SENIOR CREDIT INVESTMENTS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Senior Credit Investments, LLC (the “Company”), to the fullest extent permitted by law, as amongst the parties hereto, entered into February 2, 2024, effective as of December 7, 2023, by and among Jefferies Credit Partners LLC, a limited liability company formed under the laws of the State of Delaware, the initial sole member of the Company ( “Jefferies Credit Partners,” or “Initial Member”), and Platinum Falcon B 2018 RSC Limited (“Platinum”), which has entered into a Subscription Agreement with the Company for the purchase of common limited liability company units (collectively, the “Units” or “Common Units”) in the Company, and shall be admitted as a Member on the date of the Initial Closing upon its execution and delivery of a counterpart signature page to this Agreement.

Unless otherwise specified in this Agreement, Platinum (once admitted as a Member) and any other members admitted to the Company as holders of Common Units (collectively, the “Common Unitholders”), from time to time in accordance with the terms hereof, are collectively referred to herein as “Members” and each is individually referred to herein as a “Member.”

ARTICLE 1

DEFINITIONS

1.1	Definitions.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in Appendix I hereto. Appendix I also indicates certain other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2

ORGANIZATION; POWERS

2.1	Formation of Limited Liability Company; Amendment and Restatement of LLC Agreement; Admission; Withdrawal of Initial Member.

2.1.1	Formation.

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on December 8, 2022 (as amended to date and as amended from time to time hereafter, the “Certificate”). In connection with the formation of the Company, the Company and the Initial Member executed the Limited Liability Company Agreement, dated as of December 8, 2022 (the “Original LLC Agreement”), which was subsequently amended and restated pursuant to the Amended and Restated Limited Liability Company Agreement dated as of July 17, 2023 (the “Current LLC Agreement”).

2.1.2	Amendment and Restatement.

The Initial Member hereby amends and restates the Current LLC Agreement pursuant to this Second Amended and Restated Limited Liability Company Agreement (as so amended and restated and as amended from time to time hereafter, and including the appendices, schedules and exhibits hereto, the “LLC Agreement” or this “Agreement”) and agrees to carry on a limited liability company subject to the terms of this Agreement in accordance with the Delaware Act.

2.1.3	Admission and Withdrawal of Initial Member.

Platinum, which has entered into a Subscription Agreement with the Company for the purchase of Common Units, shall be admitted to the Company as a Member on the date of the Initial Closing upon its execution and delivery of a counterpart signature page to this Agreement and the execution of that certain Assignment, Admission and Amendment Agreement between Platinum, the Initial Member and the Company (the “Assignment Agreement”) pursuant to which the Initial Member will transfer its Units to Platinum. This Agreement may be executed on behalf of Platinum by an authorized representative of the Company, as attorney-in-fact for Platinum, with the same force and effect as if executed directly by Platinum. Notwithstanding anything to the contrary in this Agreement, immediately following the admission of Platinum as a Member pursuant to the Assignment Agreement on the date of the Initial Closing, the Initial Member shall cease to be a Member of the Company and Platinum shall be the sole Member of the Company. Any other Person shall not be admitted to the Company as a Member without the prior written consent of Platinum. The Company shall return the original capital contribution made by the Initial Member, who shall have no further rights or claims against, or obligations as a Member of, the Company.

2.1.4	Name.

The name of the Company is SENIOR CREDIT INVESTMENTS, LLC.

2.1.5	Address.

The principal office of the Company shall be located at 520 Madison Avenue, 12th Floor, New York, New York 10022. The address of the Company’s registered office in Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The Company may change the locations of the principal office and registered office of the Company to such other locations, and may change the registered agent of the Company in Delaware to such other Person, as the Company may specify from time to time in a written notice to the Members by amending this Agreement and the Certificate, as appropriate.

2.2	Purpose; Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and exercising any powers permitted to limited liability companies under the laws of the State of Delaware. In particular, the purposes of the Company are (a) to realize the investment objective of the Company, as described in the Company’s registration statement on Form 10 (the “Registration Statement”), by engaging in activities and transactions that are contemplated by, or consistent with, the investment objective and strategy described in the Registration Statement, (b) to engage in activities and transactions as are expressly permitted by this Agreement and (c) to engage in such other activities permitted under the Delaware Act and other applicable law as the Adviser deems necessary, advisable or incidental to the foregoing. The Company, or any officer acting on behalf of the Company, shall have and exercise all powers necessary, convenient or incident to accomplishing the foregoing purposes.

2.3	Structure.

The Company is a newly formed, externally managed, non-diversified closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for U.S. federal income tax purposes, the Company intends to elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 3

MEMBERS, VOTING AND CONSENTS

3.1	Authorized Number of Common Units; Names, Addresses and Subscriptions.

The limited liability company interests in the Company shall be represented by Units (including fractional Units). The Company shall be authorized to issue up to 1,000,000,000 Common Units, which shall be the sole class of Units of the Company. Notwithstanding the provisions of Article 12 of this Agreement or any other provision of this Agreement to the contrary, the number of Common Units (including fractional Units) that the Company shall be authorized to issue may be increased or decreased (but not below the number of Common Units then outstanding, including fractional Units) from time to time by resolution of the Board and the prior written consent of Platinum, which resolution and prior written consent shall have the effect of amending the immediately preceding sentence of this 3.1. As of the date hereof, 1,000 Common Units are issued and outstanding, such Common Units having been issued by the Company at a price of $1.00 per Common Unit.

The name, address, e-mail address, facsimile number, and the number of Common Units (including fractional Units) held and corresponding Commitment of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address, e-mail address or facsimile number of a Member, (d) any changes in a Member’s Commitment occurring pursuant to the terms of this Agreement or (e) the identity, e-mail address, address and facsimile number of any trustee or nominee named pursuant to 10.2.

3.2	Status of Members.

3.2.1	Limited Liability.

No Member in its capacity as such, shall be liable for the debts and obligations of the Company; provided, however, that each Member shall be required to pay to the Company (a) any capital contributions that such Member has agreed to make to the Company pursuant to this Agreement; (b) the amount of any distribution that such Member is required to return to the Company pursuant to this Agreement or the Delaware Act; and (c) the unpaid balance of any other payments that such Member is expressly required to make to the Company pursuant to this Agreement or pursuant to such Member’s Subscription Agreement, as the case may be.

3.2.2	Effect of Death, Dissolution or Bankruptcy.

Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Any Transfer of the interest so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 10.

3.3	Anti-Money Laundering and other Information Provisions.

(a)	Each Member hereby agrees that, to the best of its knowledge:

(1)

none of the monies that such Member will contribute or pay to the Company shall be derived from, or related to, any activity in violation of United States laws, orders, rules and regulations or any other applicable laws, orders, rules and regulations, including Anti-Money Laundering and Sanctions Laws (as defined in 3.3(a)(2) below); and

(2)

no contribution or payment by such Member to the Company, and no distribution to such Member (assuming such distribution is made in accordance with instructions provided to the Company by such Member), shall cause the Company, the Board, the Adviser or any Officer to be in violation of U.S. anti-money laundering laws, orders, rules or regulations (including the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the U.S. Money Laundering Control Act of 1986), or U.S. sanctions laws, orders, rules or regulations (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”)), each such statute as amended, including any successor statute thereto, and including all rules and regulations promulgated thereunder, or any other applicable anti-money laundering or sanctions laws, orders, rules or regulations (collectively, the “Anti-Money Laundering and Sanctions Laws”).

(b)

Each Member will promptly notify the Company if, to the knowledge of such Member, such Member has made a contribution or payment to the Company, or received a distribution from the Company, in each case in a manner inconsistent with 3.3(a) above.

(c)

Each Member will provide the Company, promptly upon receipt of the Company’s written request therefor, with any additional information regarding such Member or its beneficial owner(s) that the Company reasonably deems necessary or advisable in order to determine or ensure compliance with the Anti-Money Laundering and Sanctions Laws and all other applicable laws, orders, rules, regulations and administrative pronouncements concerning money laundering, bank secrecy, economic sanctions and other criminal activities and to complete tax-related filings.

(d)

Each Member understands and agrees that if, at any time, such Member has made a contribution or payment to the Company in a manner inconsistent with 3.3(a) above, or if otherwise required by any applicable laws, orders, rules, regulations or pronouncements related to money laundering, bank secrecy or economic sanctions or similar laws, the Company may take appropriate actions, including the actions in 3.3(k) below, to ensure that it, the Board, the Adviser and each of the Officers is in compliance with all such applicable laws, orders, rules, regulations and pronouncements, including the Anti-Money Laundering and Sanctions Laws.

(e)

Each Member will not use any distributions or other monies received by such Member from the Company to finance any activities in violation of United States laws, orders, rules and regulations or any other applicable laws, orders, rules and regulations, including Anti-Money Laundering and Sanctions Laws.

(f)

Each Member acknowledges that United States federal statutes, regulations and executive orders administered by OFAC prohibit, among other things, the engagement in transactions or dealings with, and the provision of goods or services involving, certain foreign countries, territories, entities and individuals pursuant to the sanctions programs administered by OFAC (“OFAC Sanctions Programs”), including entities and individuals included on OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List and Sectoral Sanctions Identification List (collectively, the “OFAC Lists”), which can be found on the OFAC website at https://sanctionssearch.ofac.treas.gov/. In addition, each Member acknowledges that the OFAC Sanctions Programs target dealings with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC Lists.

(g)

Each Member hereby agrees that none of the Persons controlling, under common control with, or controlled by such Member; Persons having a beneficial interest in such Member (with respect to Members that are privately held entities); or Persons for whom such Member will be acting as agent, trustee, representative, intermediary or nominee or in any similar capacity in connection with its contribution or payment to the Company, will be:

(1)

an individual or entity targeted by the OFAC Sanctions Programs, including any individual or entity named on the OFAC Lists, and any other applicable sanctions laws, orders, rules or regulations, or is a party which the Company, the Board, the Adviser or any Officer is prohibited from dealing with under United States laws, orders, rules or regulations, and any other applicable laws, orders, rules or regulations; or

(2)

a Senior Foreign Political Figure or Politically Exposed Person, or any Immediate Family Member or close associate of a Senior Foreign Political Figure or Politically Exposed Person (in each case as defined in Appendix I), unless such Person is otherwise disclosed in writing to the Company prior to the Member’s contribution or payment to the Company.

(h)

If a Member is a non-U.S. banking institution (a “Non-U.S. Bank”) or if the Member receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Non-U.S. Bank, such Member hereby agrees to use its reasonable efforts to ensure that: (1) the Non-U.S. Bank has a fixed address (other than solely a post office box or an electronic address) in a country in which the Non-U.S. Bank is authorized to conduct banking activities; (2) the Non-U.S. Bank employs one or more individuals on a full-time basis; (3) the Non-U.S. Bank maintains operating records related to its banking activities; (4) the Non-U.S. Bank is subject to inspection by the banking authority that licensed the Non-U.S. Bank to conduct banking activities; and (5) the Non-U.S. Bank does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(i)

Each Member agrees that any distributions paid to it will be paid to the same account from which such Member’s contribution or payment to the Company will be originally remitted, unless such Member notifies the Company of another account of such Member to which payment shall be made or the Company shall agree otherwise.

(j)

Each Member agrees that it will not transfer all or any part of its Units (or offer to do so) if such transfer will cause (1) the Company, the Board, the Adviser or any Officer to be in violation of the Anti-Money Laundering and Sanctions Laws; or (2) the Units to be held by an entity with which the Company, the Board, the Adviser or any Officer is prohibited from dealing under the Anti-Money Laundering and Sanctions Laws.

(k)

In addition to any actions authorized in the Subscription Agreement, actions that may be taken by the Company in the event of a violation of 3.3(a), (e), (g), (h) or (j) above, or as the Company otherwise deems reasonably necessary to comply with applicable United States laws, orders, rules and regulations or any other applicable laws, orders, rules and regulations, including Anti-Money Laundering and Sanctions Laws, include, but are not limited to, the following:

(1)

the Company, upon delivery of notice to that effect to the affected Member, may (in the Board’s discretion) “freeze” such Member’s Units and, in that event: the Company (A) shall not accept any additional capital contributions from such Member; (B) shall not draw down any additional capital contributions from such Member so long as the Units are frozen; or (C) shall not make any distributions to such Member in respect of its frozen Units after the delivery of such notice other than liquidating distributions pursuant to 9.2, after payment to each other Member of its final liquidating distribution in accordance with 9.2 and subject in all events to compliance with applicable law; or

(2)

the Company, subject to compliance with applicable law, may (in the discretion of the Board) redeem such Member’s Units using Company funds at a price equal to the lesser of (A) the Aggregate Contributions of such Member with respect to such Units and (B) the fair market value of such Units (as determined by the Board); provided, however, that if required by law, regulation or government order, the price shall equal such other price as may be required by applicable law, regulation or government order.

(l)

Each Member acknowledges and agrees that (1) the Company may release confidential information regarding such Member and, if applicable, any of its beneficial owners, to governmental authorities if the Company, in its reasonable discretion, determines that releasing such information is in the best interests of the Company in light of the Anti-Money Laundering and Sanctions Laws, and (2) the Board, notwithstanding any other provision of this Agreement, may amend any provision of this Agreement in order to effectuate the intent of this 3.3.

(m)

In addition to any other remedies provided hereunder, in the event that the non-compliance, or delay in compliance, by any Member with respect to any information pursuant to this 3.3 results in the imposition of any additional tax or other cost affecting directly or indirectly the Company or the other Members, if any, to the extent the Board determines it is appropriate to do so (after taking into account the requirements of maintaining RIC status and other factors), the Company may take any and all actions necessary to cause such additional tax or expense to be borne by the Units held by such non-compliant or delaying Member.

3.4	Management and Control of Company.

3.4.1	Board of Directors.

(a)

Initially, the Company’s board of directors (the “Board”) will be composed of five (5) directors (each, a “Director”). A majority of the Directors may at any time increase or decrease the number of Directors; provided that the number of Directors may never be less than one or more than 12 unless this Agreement is amended pursuant to 12.1, in which case the Company may have more than 12 Directors but never less than one.

(b)

A quorum of the Board shall consist of a majority of the exact number of Directors fixed from time to time in accordance with 3.4.1(a). At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the vote of such number of Directors as constitute a majority of the Board (regardless of the number of Directors present at the meeting), unless a different vote is required by this Agreement. Directors may participate in a meeting by means of conference telephone or other communication equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in Person at such meeting. Whenever any action is required by this Agreement to be taken by the Board or a specified number of Directors, such action shall be deemed to be valid if taken upon the written vote or written consent executed by all of the Directors.

(c)

The Directors will be divided into three classes, each serving staggered three-year terms. However, the initial members of the three classes have initial terms of one, two and three years, as indicated on Schedule A. At each annual meeting of the Members, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of the Members held in the third year following the year of their election. Each Director may be elected to the Board with the affirmative vote of the holders of a plurality of the outstanding Units entitled to vote in the election of such Director at which a quorum is present (as set forth in 3.7); provided that the Board, subject to the vote of a majority in interest of the Common Unitholders, may amend this Agreement to alter the vote required to elect Directors. Except to the extent provided in 3.4.1(f) and (g), each Director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

(d)	The name of each Director, such Director’s class, and the year of expiration of such Director’s term, shall be listed on Schedule A, which shall be updated as necessary.

(e)

The majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company, the Adviser or any of their respective Affiliates (the “Independent Directors”).

(f)

A Director may resign from the Board at any time. If a Director is determined by the Board to have committed an act that constitutes Cause, such Director may be removed from his or her position by a vote of a majority in interest of the Common Unitholders. In addition, any Director may be removed from his or her position by a vote at a duly called meeting of the Board of least 80% of the Directors then seated.

(g)

Any and all vacancies on the Board as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the 1940 Act.

(h)

A majority of the Directors have the authority to form committees of the Board from time to time to the extent that it determines that it is appropriate to do so. The Board shall have an audit committee, which will be responsible for selecting, engaging and discharging the Company’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Company’s independent accountants, approving professional services provided by the Company’s independent accountants (including compensation therefor), reviewing the independence of the Company’s independent accountants, reviewing the adequacy of the Company’s internal control over financial reporting, establishing guidelines and providing input to the Board, the Valuation Designee or any independent valuation firms regarding the valuation of the Company’s assets for which market quotations are not readily available, and taking any other actions consistent with the audit committee charter or as may be authorized by the Board. The chairperson of the audit committee has been designated by the Board as an “audit committee financial expert” under the rules of the SEC. The names of each of the members of the audit committee and the member who serves as chairperson of the audit committee shall be listed on Schedule B, which shall be updated as necessary.

3.4.2	Management by the Board.

(a)

The management, policies and control of the Company shall be vested exclusively in the Board; provided, however, that the Board may delegate its rights and powers to third parties, including the Adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(b)

The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, Vice Presidents, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company (collectively, the “Officers”). The compensation, if any, of the Officers shall be determined by the Board. The name of each Officer and such Officer’s position shall be listed on Schedule C, which shall be updated by an Officer, as necessary.

(c)	The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(d)

Unless the Board decides otherwise, if the title of any Person authorized to act on behalf of the Company under this 3.4.2 is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 3.4.2. Any number of titles may be held by the same Person. Any delegation pursuant to this 3.4.2 may be revoked at any time by the Board.

(e)

The Board may authorize any Person, including any Officer, to sign on behalf of the Company. Unless authorized to do so by the Board, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

3.4.3	Powers of Board.

Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including, without limitation, the power to cause the Company to (a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement, (c) satisfy any Company obligations (such as payment of the Management Fee, Incentive Fee and other Company Expenses), (d) effect a reorganization, (e) make any disposition of Company assets including through an in-kind redemption of Units in connection with a reorganization, or (f) cause the redemption of Units permitted under this Agreement.

Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (v) the Administration Agreement (w) a Subscription Agreement with Platinum, (x) the Advisory Agreement, (y) a licensing agreement with the Adviser or a Jefferies Affiliate, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

3.4.4	Certain Related Transactions.

Subject to applicable law, the Company may, as necessary or appropriate, employ or retain the Adviser or any Jefferies Affiliate who is in the business of providing such services to provide services (including, without limitation, consulting, valuation, appraisal and brokerage services), such that the Adviser or any Jefferies Affiliate may receive from the Company compensation in addition to that expressly provided for in this Agreement. As provided in 3.4.2, 5.2.1 and 13.1.3, the Company has been authorized to enter into the Advisory Agreement with the Adviser and the Administration Agreement with the Administrator. Any other agreement that the Company enters into with the Adviser or any Jefferies Affiliate shall meet the following requirements: (i) the compensation and other terms and conditions under which services are to be rendered or the transaction is to be entered into are embodied in a written contract that precisely describes such services or transaction and the compensation therefor, (ii) such contract is terminable at will by the Company, without penalty, upon not more than 60 days’ prior written notice, (iii) the terms and conditions of such contract are at least as favorable to the Company as those generally available from unaffiliated third parties in arm’s-length transactions, (iv) the transaction is entered into principally for the benefit of the Company, and (v) such contract shall be approved by prior written consent of Platinum. The Company shall notify the Members of any such agreement with the Adviser or any Jefferies Affiliate in the Company reports issued for the quarter in which such agreement is entered into.

3.5	Activities of Members.

Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement, any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any Member. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such

Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this 3.5 or to any fees, income, profits or goodwill derived from such activities.

3.6	Meetings of Members.

Commencing with the calendar year that begins after the date hereof, the Company will hold an annual meeting for the purposes of electing Directors and offering the Members the opportunity to review and discuss the Company’s investment activity and portfolio, and for such other business as may lawfully come before the Members. Annual meetings shall be held on such date and at such time as may be designated from time to time by the Board and stated in the notice of the meeting. Special meetings of the Members for any proper purpose or purposes may be called at any time by the Board. With respect to an annual or special meeting of Members, nominations of Persons for election to the Board and the proposal of business to be considered by Members may be made only pursuant to the notice of the meeting, as determined by the Board.

A quorum of the Members at an annual meeting or a special meeting shall consist of Members holding one-third of the outstanding Units entitled to vote on the matter in question.

3.7	Member Voting and Consents.

Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members, such action shall be deemed to be valid if taken upon the written vote or written consent of those Members whose Units represent the specified percentage of the aggregate outstanding Units of all Members at the time.

Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. Any Units held by the Adviser shall not be entitled to vote on matters submitted to a vote of the Members. Except as expressly provided herein, no class of, or enumerated category of, Members shall be entitled to vote or consent separately as a class with respect to any matter. For these purposes, a “majority in interest” shall mean a percentage in interest in excess of 50%.

Notwithstanding any other provision of this Agreement, including 3.6, any action that may be taken at an annual meeting or special meeting may be taken without a meeting, without a vote and without prior notice, if a consent or consents in writing setting forth the action so taken are signed by those Members entitled to vote thereon owning not less than the minimum number of Units (including fractional Units) that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

ARTICLE 4

INVESTMENTS AND ACTIVITIES

4.1	Investment Objectives.

The primary objective of the Company is to generate both current income and capital appreciation by investing primarily in U.S. companies in the “upper middle market” (i.e., companies with annual earnings before interest expense, income tax expense, depreciation and amortization, or “EBITDA,” between $50 million and $400 million). However, the Company may from time to time invest in larger or smaller companies. The Company’s capital will be typically used by companies to support business growth, acquisitions, leveraged buyouts, refinancing or recapitalizations. Under normal circumstances, the Company will invest at least 80% of its managed assets (total assets plus borrowings for investment purposes minus the sum of the Company’s accrued liabilities (other than liabilities representing borrowings for investment purposes)) in first lien senior secured loans, second lien senior secured loans, subordinated loans or other corporate debt investments including bridge loans. To a lesser extent, the Company may also invest in equity and equity-related securities, including warrants and preferred stock which may or may not be convertible into a Portfolio Company’s common equity. Any investment (other than a Temporary Investment) intended to satisfy the Company’s investment objective is referred to herein as a “Portfolio Investment.”

4.2	Investment Limitations.

4.2.1	Investments in Portfolio Companies.

From and after the date hereof, the Company will not invest more than 10% of the aggregate invested capital of the Company in any single Portfolio Company (including in such limitation (a) investments in any direct or indirect subsidiary of such Portfolio Company and (b) the amount of any outstanding obligations of such Portfolio Company (or direct or indirect subsidiary of such Portfolio Company) that have been guaranteed by the Company) measured at the time of the investment. A wholly owned subsidiary of the Company will not be treated as a Portfolio Company and therefore will not be subject to this limitation.

4.2.2	Additional Investment Limitations.

The Company shall at all times comply with the following investment limitations:

(a)

The Company shall use reasonable best efforts to make or structure each investment in a jurisdiction outside the United States in a manner such that no Member (i) would have any personal liability with respect to such investment beyond such Member’s obligations to make contributions or payments to the Company as provided in this Agreement, or (ii) would be required with respect to such investment to file income tax returns in that jurisdiction reporting income (other than any Member who must file such returns without regard to the activities of the Company or who is required to file such returns for the purpose of reducing, eliminating or recovering any taxes withheld on behalf of such Member).

(b)

The Company will not invest in the aggregate more than 5% of its aggregate invested capital in any blind pool investment fund or similar vehicle established and managed by a party unrelated to the Adviser. This limitation, however, shall not apply to investments in controlled finance subsidiaries of the Company. Notwithstanding the foregoing, the Company will not invest in any blind pool investment fund or similar vehicle if the Company would be required to pay a management fee or incentive fee or allocation on such investment.

(c)	The Company will not invest in the aggregate more than 20% of its aggregate invested capital in investments outside of the United States.

(d)

The Company will not at any time invest in U.S. Real Estate Assets. For purposes of this section, “U.S. Real Estate Assets” means (i) any direct investment in real property (including land, any unsevered natural products or resources thereon, any improvements, and any personal property associated with the use of the real property) located in the United States or the U.S. Virgin Islands and (ii) any equity ownership interests in a corporation that is or has been a U.S. real property holding company (“USRPHC”) as defined in section 897(c)(2) of the Code. However, if the Company anticipates that it is reasonably likely to become a USRPHC, it shall promptly notify Platinum, and use reasonable best efforts to allow Platinum to restructure its investment, in advance of such occurrence to the extent feasible.

(e)

The Company will not invest in (i) residual interests in entities treated as real estate mortgage investment conduits (“REMICs”) or (ii) real estate investment trusts that (A) are treated as taxable mortgage pools or (B) hold residual interests in REMICs or subsidiaries that are taxable mortgage pools, in each case as determined for U.S. federal income tax purposes.

4.2.3	Conflicts of Interest.

Subject to applicable law and/or in accordance with any relief granted by the SEC, the Company may invest in Portfolio Companies where Affiliates of the Adviser simultaneously hold or are acquiring equity or debt securities or where such Affiliates of the foregoing may be an investor in the Company. Each such ownership and other relationships may create conflicts of interest for the Company. In such instances, each of the Company and such Affiliates will be free, in their discretion, to make recommendations and decisions with respect to the origination or disposition of such investments, independent of the recommendations and decisions made by the others unless required otherwise by any relief granted by the SEC. All such transactions will be made for the Company in a manner that the Board deems to be appropriate given the investment objective, liquidity, diversification and other limitations of the Company and in accordance with applicable law and/or any relief granted by the SEC. Any Portfolio Investment in an issuer that is an Affiliate of a Member shall be made, managed and disposed of in a manner consistent with similarly situated investments made by the Company in entities that are not Affiliates of a Member and in accordance with applicable law and/or any relief granted by the SEC.

4.3	Borrowing.

4.3.1	General.

The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: to incur indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), to incur other obligations (including in connection with derivative financial instruments), to arrange and make guarantees to support any such indebtedness or other obligations and incur reimbursement obligations in respect of any such guarantees, to pledge or assign or otherwise make available credit support for any such indebtedness, guarantees or other obligations and to take all other actions as the Company deems necessary or appropriate in connection with incurring indebtedness, other obligations or guarantees. The Company is hereby authorized, at its option and without consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a comparable security interest to a Lender or other holders of indebtedness, other obligations, or guarantees of the Company (a) any or all assets of the Company, including Portfolio Investments and deposit or similar accounts into which capital contributions are deposited (the assets described in this clause (a) referred to herein as “Assets”) and/or (b) some or all of the Undrawn Commitment of some or all the Members, including the Company’s right to call for and receive contributions of Undrawn Commitments under 6.1 and all rights and remedies related thereto (including those under 6.2) and the obligations of some or all of the Members under their respective Subscription Agreements and this Agreement (the rights described in this clause (b) referred to herein as “Assigned Rights,” and together with Assets, referred to herein as “Credit Support”).

In furtherance thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any Lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify to act as agent of and on behalf of the Company (i) to exercise Assigned Rights, (ii) to issue draw downs and to require all or any portion of such Undrawn Commitment to be contributed to the Company for purposes of paying related proceeds to a holder of such indebtedness, guarantees or other obligations to the Company; provided that no Member shall at any time be required to fund capital contributions directly to any party other than the Company, (iii) to exercise any remedy of the Company under this Agreement in respect of any Asset or Assigned Rights or in respect of any draw down, called contributions or Undrawn Commitment, and (iv) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (a) and (b), the “Lender Powers”); provided that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, reasonable and customary financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law and in connection therewith, such Member hereby agrees to cooperate with the Company with respect to the provision of such information and documentation; provided, however, any such persons who receive such information shall be subject to confidentiality obligations with respect to such information.

Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a BDC, the Company shall not incur indebtedness in violation of the leverage requirements applicable to a BDC, including but not limited to Sections 18 and 61 of the 1940 Act and any interpretation thereof that is currently or may become applicable to the Company.

4.3.2	Member Acknowledgements.

To facilitate the Company’s ability to incur indebtedness, guarantees and other obligations and to incur pledges or assigns or otherwise make available as Credit Support for such indebtedness, guarantees and other obligations, each Member hereby agrees to and acknowledges the representations and acknowledgements set forth in Appendix II.

4.3.3	Beneficiary Rights.

Notwithstanding anything herein to the contrary, any agent or Lender granted a lien with respect to the Assigned Rights and the right to exercise any Lender Powers shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this 4.3 and Appendix II.

4.4	Retention and Reinvestment of Proceeds.

4.4.1	Limited Retention and Reinvestment.

Subject to the requirements of Section 852(a) of Subchapter M of the Code (for so long as such provisions are relevant) and the terms of any indebtedness, the Company may retain, in whole or in part, any Proceeds received by the Company attributable to Portfolio Investments and may use the amounts so retained to make new Portfolio Investments (up to the cost of Portfolio Investments attributable to such Proceeds), pay Company Expenses, repay Company borrowings, guarantees or other obligations, or fund reasonable reserves for future Portfolio Investments or future Company Expenses or other obligations (including, without limitation, obligations to make the indemnification advances and payments which may be required by 11.2); provided, however, the aggregate amount of Proceeds so retained with respect to each Member shall not exceed the lesser of (i) the minimum distribution requirements of Section 852(a) of Subchapter M of the Code; or (ii) 110% of such Member’s Commitment. The Company may not retain Proceeds for the purpose of making a Portfolio Investment to the extent such retention would cause the Undrawn Commitment of the Common Units to be reduced below zero. Notwithstanding the foregoing, once the Undrawn Commitment of the Common Units is reduced to zero, the Company may continue to retain Proceeds that represent net investment income for the purpose of paying its operating costs (including expenses, the Management Fee, the Incentive Fee, payments to the Administrator and any indemnification obligations), debt service or other obligations of any borrowings, guarantees or other obligations the Company has made. Any retained Proceeds that represent net investment income will be treated as a deemed distribution by the Company to the Common Unitholders and a deemed re-contribution by the Common Unitholders to the Company, and the aggregate Undrawn Commitment of all Common Unitholders will be reduced by such amount.

4.4.2	Required Distributions of Amounts Not Retained.

Subject to 4.4.1, the Company will distribute to the Common Unitholders net proceeds attributable to the repayment or disposition of Portfolio Investments, together with any interest, dividends, other net cash flow in respect of Portfolio Investments (or potential Portfolio Investments) or Temporary Investments (collectively, “Proceeds”) in the manner and at the times set forth below.

Subject to the requirements of Section 852(a) of Subchapter M of the Code, and the terms of any indebtedness, distributions of Proceeds will be made to the Common Unitholders pro rata based on the number of Common Units (including fractional Units) held by each Common Unitholder.

The Company shall distribute, promptly after receipt thereof, all Proceeds except to the extent such Proceeds are permitted to be retained as described in 4.4.1. Notwithstanding anything herein to the contrary, the Adviser will endeavor to cause the Company to effect distributions of Proceeds as necessary to comply with the requirements of Section 852(a) of Subchapter M of the Code.

Payment of distributions will be subject to applicable withholding taxes, if any. The Company (or its withholding agent) shall be entitled to deduct and withhold from any amount otherwise distributable to a Common Unitholder pursuant to this Agreement such amounts as may be required to be so deducted and withheld under any applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been distributed to the Common Unitholder.

4.4.3	Recallable Amounts.

A Common Unitholder may be required to re-contribute amounts previously distributed to it with respect to its Common Units. The amount that a Common Unitholder may be required to re-contribute pursuant to this 4.4.3 (the “Recallable Amount” of such Common Unitholder) shall be equal to (a) such Common Unitholder’s share of all Portfolio Investments that are repaid to the Company or otherwise recouped by the Company and distributed to such Common Unitholder, reduced by (b) all re-contributions made by such Common Unitholder pursuant to this 4.4.3; provided, however, following the first four fiscal quarters after the first Drawdown Date, no Common Unitholder shall be required to re-contribute Recallable Amounts in an aggregate amount greater than the lesser of (i) 30% of aggregate distributions actually received by such Common Unitholder from the Company or (ii) 25% of the aggregate Commitment by such Common Unitholder. The obligation to re-contribute Recallable Amounts shall expire on the second anniversary of the disposition of the relevant Portfolio Investment giving rise to the relevant distribution.

ARTICLE 5

FEES AND EXPENSES; ADVISORY AGREEMENT

5.1	Company Expenses.

(a)

The Company shall bear and be responsible for all costs, expenses and liabilities in connection with the organization, operations, administration and transactions of the Company (“Company Expenses”). Company Expenses shall include, without limitation: (a) Organizational Expenses and any other expenses associated with the issuance of the Units and issuance of interests in a Related Entity organized and managed by Jefferies as a feeder fund for the Company, if any; (b) expenses of calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); (c) fees payable to third parties, including agents, consultants, attorneys or other advisors, relating to, or associated with, evaluating and making investments; (d) expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants, attorneys or other advisors, relating to or associated with monitoring the financial and legal affairs for the Company, providing administrative services, monitoring or administering the Company’s investments and performing due diligence reviews of prospective investments and the corresponding Portfolio Companies; (e) costs associated with the Company’s reporting and compliance obligations under the 1940 Act, the 1934 Act and other applicable federal or state securities laws; (f) fees and expenses incurred in connection with debt incurred to finance the Company’s investments or operations, and payment of interest and repayment of principal on such debt; (g) expenses related to sales and purchases of Units and other securities; (h) Management Fees and Incentive Fees; (i) administrator fees and expenses payable under the Administration Agreement, provided that any such fees payable to the Administrator shall be limited to what a qualified third party would charge to perform substantially similar services; (j) transfer agent, sub-administrator and custodial fees; (k) expenses relating to the issue, repurchase and transfer of Units to the extent not borne by the relevant transferring Common Unitholders and/or assignees; (l) federal and state registration fees of the Company; (m) federal, state and local taxes and other governmental charges assessed against the Company; (n) Independent Directors’ fees and expenses and the costs associated with convening a meeting of the Board or any committee thereof; (o) fees and expenses and the costs associated with convening a meeting of the Common Unitholders; (p) costs of any reports, proxy statements or other notices to Common Unitholders, including printing and mailing costs; (q) costs and expenses related to the preparation of the Company’s financial statements and tax returns; (r) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (s) direct costs and expenses of administration, including printing, mailing, long distance telephone, and copying; (t) independent auditors and outside legal costs, including legal costs associated with any requests for exemptive relief, “no-action” positions or other guidance sought from a regulator, pertaining to the Company; (u) compensation of other third party professionals to the extent that they are devoted to preparing the Company’s financial statements or tax returns or providing similar “back office” financial services to the Company; (v) Adviser costs and expenses (excluding travel) in connection with identifying and investigating investment opportunities for the Company, monitoring the investments of the Company and disposing of any such investments; (w) portfolio risk management costs; (x) commissions or brokerage fees or similar charges incurred in connection with the purchase or sale of securities (including merger fees); (y) costs and expenses attributable to normal and extraordinary investment banking, commercial banking, accounting, auditing, appraisal, valuation, administrative agent activities, custodial and registration services provided to the Company, including in each case services with respect to the proposed purchase or sale of securities by the Company that are not reimbursed by the issuer of such securities or others (whether or not such purchase or sale is consummated); (z) costs of amending, restating or modifying this Agreement or Advisory Agreement or related documents of the Company; (aa) fees, costs, and expenses incurred in connection with the termination, liquidation or dissolution of the Company; and (bb) all other properly and reasonably chargeable expenses incurred by the Company or the Administrator in connection with administering the Company’s business.

(b)	The Adviser shall bear Adviser Operating Expenses.

5.2	Advisory Agreement; Management Fee and Incentive Fee.

5.2.1	Advisory Agreement.

The Company entered into an investment advisory agreement (the “Advisory Agreement”) with the Adviser for assistance in providing management services to the Company, a copy of which is attached hereto as Exhibit 1. The Advisory Agreement will automatically terminate in the event of an “assignment” (within the meaning of the 1940 Act) by the Adviser. The Advisory Agreement may be terminated by the Board or by the approval of a majority in interest of the Common Unitholders or, if less, such lower percentage as required by the 1940 Act, without penalty, upon not less than 60 days’ prior written notice to the Adviser. The Members acknowledge and agree that, so long as the Advisory Agreement (or a successor agreement) is in effect, the Company shall delegate the authority to make investment, disposition and similar decisions, including the authority to approve all Portfolio Investments and/or all dispositions thereof, to the Adviser. The Company shall obtain the approval of a majority in interest of the Common Unitholders prior to making any material amendment to the Advisory Agreement.

5.2.2	Management Fee.

In consideration of the services to be provided by the Adviser to the Company pursuant to the Advisory Agreement, the Company shall pay to the Adviser an amount equal to the management fee (the “Management Fee”), calculated in accordance with Section 3 of the Advisory Agreement. Such amount shall be paid to the Adviser in accordance with Section 3 of the Advisory Agreement.

5.2.3	Incentive Fee.

Subject to the terms of the Advisory Agreement, the Company shall pay the Adviser the Incentive Fee. The Incentive Fee will be determined in accordance with the formula in Section 3 of the Advisory Agreement.

5.2.4	Transaction; Advisory Fees.

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Company’s activities will be the property of the Company. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or a Jefferies Affiliate with respect to a particular loan or portfolio of loans made by the Company) may be paid to the Adviser or the Jefferies Affiliate (rather than directly to the Company), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such Jefferies Affiliate that have not been and will not be reimbursed by the Company) shall be paid to the Company; provided that any such amount not paid to the Company shall be distributed to the Common Unitholders upon the final liquidation of the assets of the Company.

ARTICLE 6

CAPITAL OF THE COMPANY

6.1	Obligation to Contribute.

6.1.1	Original Issue Price.

Upon the Company admitting a Common Unitholder as a Member of the Company, such Common Unitholder will automatically be obligated to pay an amount equal to its Commitment as set forth in 6.1.

6.1.2	Drawdowns.

A Member will purchase Units for an aggregate purchase price equal to its Commitment, payable at such times and in such amounts as required by the Company. A Member shall be required to fund a capital contribution to purchase Units (a “Drawdown Purchase”) each time the Company delivers a notice (the “Drawdown Notice”) to such Member. Drawdown Notices shall be delivered to the individual(s) designated by each Member electronically at least seven Business Days (measured from the date the Company sends the applicable notice, rather than the date such notice is received) prior to the date on which payment will be due (each, a “Drawdown Date”) and shall set forth the amount, in U.S. dollars, of the aggregate purchase price (the “Drawdown Purchase Price”) to be paid by such Member to purchase Units on such Drawdown Date.

A Drawdown Notice may be rescinded or postponed by the Company by prompt written notice but no later than the relevant Drawdown Date. In the case of a postponement to a specified future date, such notice shall restate the information contained in the original Drawdown Notice, indicating any material changes.

Drawdown Purchases will generally be made pro rata, in accordance with Undrawn Commitments of all Members. However, the Company retains the right at its discretion to call Drawdown Purchases on a non-pro rata basis so that the assets of the Company will not be considered “plan assets” under ERISA or the Plan Asset Regulations, or as otherwise necessary or desirable in order to comply with ERISA or any other applicable legal, regulatory, tax or similar regimes. Furthermore, certain Drawdown Purchases may be made on a non-pro rata basis by Members that provide Commitments after the Initial Closing. The Drawdown Purchase Price will be at least equal to net asset value, or NAV, per Unit in accordance with the limitations under Section 23 of the 1940 Act (which generally prohibits the Company from selling Units at a price below the then-current NAV as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions).

Drawdown Purchases shall be made to the Company by wire transfer or other transfer of federal or other immediately available U.S. funds on or before the relevant Drawdown Date to the account designated for such purpose. Each Common Unitholder shall be obligated to make payment in full of its Commitment, together with any interest or other amounts due thereon, on the Drawdown Date, and no Common Unitholder shall make (nor shall the Company be obligated to accept) less than the full amount of any such Commitment. No Member shall be required to pay more than the total amount of its Commitment. “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

6.1.3	Drawdown Date.

On any Drawdown Date, the Company shall issue to the Member a number of Units (including fractional Units) equal to the amount of the Drawdown Purchase Price funded by the Member on the applicable Drawdown Date divided by the per Unit price determined by the Valuation Designee (as defined in 13.5.1 below). For the avoidance of doubt, the Company shall not issue Units for any portion of the Commitment that has not been paid to the Company and used to purchase Units pursuant to one or more Drawdown Notices (the “Undrawn Commitment”).

6.1.4	Initial Closing.

The Company may draw down Commitments to make investments at any time during the period after the initial closing, which is expected to occur immediately prior to the Company’s election to be treated as BDC under the 1940 Act (the “Initial Closing”).

6.1.5	Catch-Up Purchases.

Following the Initial Closing, each Subsequent Closing Member (as defined below) will be required to make a purchase or successive purchases of Units to fund a portion of its Undrawn Commitment on a non-pro rata basis (each, a “Catch-up Purchase”) on a date (or dates) (each, a “Catch-up Date”) to be determined by the Company that occurs no later than the next succeeding Drawdown Date. The aggregate purchase price of a Catch-up Purchase (or successive Catch-up Purchases) prior to a Catch-Up Date, will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such Subsequent Closing Member will have contributed the same percentage of its Commitment to the Company as all Members whose Subscription Agreements were accepted at previous closings (other than any Defaulting Purchasers or Members who subscribed in prior closings and have not yet funded the Adjusted Purchase Price) (the “Adjusted Purchase Price”).

Catch-up Purchases will be made at a price equal to the NAV per Unit (adjusted to appropriately reflect revenues and expenses accrued as of the applicable Catch-up Date and such Member’s pro rata portion of the Company’s initial Organizational Expenses) as of the close of the last quarter preceding the date of such Catch-up Purchase; provided that the purchase price is subject to adjustment to the extent required by Section 23 of the 1940 Act (which generally prohibits the Company from selling Units at a price below the then-current NAV as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions).

6.1.6	Subsequent Closings.

The Company may hold one or more closings subsequent to the Initial Closing (each date on which a subsequent closing is held, a “Subsequent Closing Date”) to admit one or more additional Members or to allow any existing Member to increase its Commitment (each such Member, a “Subsequent Closing Member”). Upon or following the acceptance of a Subsequent Closing Member’s Commitment on any Subsequent Closing Date, such Subsequent Closing Member may be required to make a Catch-up Purchase, on no less than seven Business Days (measured from the date the Company sends the applicable notice, rather than the date such notice is received), at the Adjusted Purchase Price. Such Units may be required to be purchased on any date on or following the applicable Subsequent Closing Date and on or prior to the next Catch-up Date. Catch-up Dates can occur at any point in a month but generally will not occur in a month for which there is also a Drawdown Date. Any Member increasing its Capital Commitment on any Subsequent Closing Date shall be treated as if it were making a new Commitment to the Company.

Upon payment of the Adjusted Purchase Price on each Catch-up Date, the number of Units (including fractional Units) issuable to a Subsequent Closing Member will equal: (x) the Adjusted Purchase Price for such Subsequent Closing Member, minus the Organizational Expense allocation, divided by (y) the then-current NAV per Unit. A Catch-up Date and a Drawdown Date generally will not occur in the same calendar month.

In connection with each Drawdown Date following any Subsequent Closing Date, all Members, including Subsequent Closing Members, shall purchase Units in accordance with 6.1, subject in all cases to the Company’s right to limit issuances of Units in order to comply with applicable law, including ERISA.

6.2	Failure to Make Required Payment.

6.2.1	Defaulted Purchaser.

In the event that a Member fails to pay all or any portion of the Drawdown Purchase Price due from such Member on any Drawdown Date (such amount, together with the amount of such Member’s Undrawn Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of ten Business Days after the Company notifies such Member of the Defaulted Commitment, then the Company shall be permitted to declare such Member to be in default on its obligations (in such capacity, a “Defaulting Purchaser” and, collectively with any other purchasers declared to be in default, the “Defaulting Purchasers”).

6.2.2	Other Remedies in connection with Defaulted Commitment.

The Company may prohibit the Defaulting Purchaser from purchasing additional Units on any future Drawdown Date. In addition, 50% of the Units then held by the Defaulting Purchaser may be automatically forfeited and transferred on the books of the Company to the other Members (other than any other Defaulting Purchasers), pro rata in accordance with their respective number of Units (including fractional Units) held; provided that no Units shall be transferred to any other Member in the event that such transfer would (i) violate the Securities Act, the 1940 Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or such transfer, (ii) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, or (iii) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent any other Member from receiving a partial allocation of its pro rata portion of Units); and provided, further, that any Units that have not been transferred to one or more Members pursuant to the previous proviso shall be allocated among the participating Members pro rata in accordance with their respective number of Units (including fractional Units) held. The mechanism described in this section is intended to operate as a liquidated damage provision since the damage to the Company and other Members resulting from a default by the Defaulting Purchaser is both significant and not easily susceptible to precise quantification.

6.2.3	Proxy.

To the maximum extent permitted by applicable law, the Defaulting Purchaser will appoint the Company with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Purchaser with respect to the Units, at every annual, special or adjourned meeting of Common Unitholders of the Company and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Common Unitholders other than Defaulting Purchasers or, in the absence of any such Common Unitholders, in the discretion of the proxy.

6.2.4	Other Remedies.

The Company may pursue any other remedies against the Defaulting Purchaser available to the Company at law or in equity. No course of dealing between the Company and any Defaulting Purchaser and no delay in exercising any right, power or remedy conferred by this section or now or hereafter existing at law or in equity or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the Company may in its discretion institute a lawsuit against the Defaulting Purchaser for specific performance of its obligation to pay any Defaulted Commitment and any other payments to be made by the Defaulting Purchaser pursuant to this Agreement and to collect any overdue amounts hereunder. Notwithstanding any other provision of this Agreement, the Purchaser agrees (i) to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Company in connection with the enforcement of this section against the Defaulting Purchaser sustained as a result of any default by the Defaulting Purchaser and (ii) that any such payment shall not constitute payment of a Drawdown Purchase Price or reduce the Defaulting Purchaser’s Commitment.

6.3	Key Person Event.

If, two or more of either Messrs. Tom Brady, Jason Kennedy or Jon Ciuffreda (each of such three Persons, a “Key Person” and collectively, the “Key Persons”) resign, are terminated or fail to devote substantially all of his business time to the investment activities of the Company and the Related Entities (the occurrence of such event, a “Key Person Event”), the Company shall provide written notice to Platinum and other Members, if any, of such Key Person Event as soon as practicable but in no event later than 10 days of the date of such Key Person Event; provided, however, the Members acknowledge and agree that, to the extent that Messrs. Brady, Kennedy or Ciuffreda continue to remain materially involved in the day-to-day management of the Adviser based on each of their respective roles and responsibilities as of the date of this Agreement, such continued involvement in the day-to-day management of the Adviser following the date of this Agreement shall not be deemed to be a Key Person Event. In addition, each Member acknowledges and agrees that Mr. Brady shall serve as chairman of the Board, and will not be involved in the day-to-day investment activities of the Company and the Related Entities, such that Mr. Brady will provide general oversight of the Company and the Related Entities commensurate with the roles and responsibilities appropriate for a chairman or senior level C-suite executive. If the Adviser does not replace such individual(s) in the manner contemplated herein, then (A) Members will be released from their obligation to fund additional capital contributions with respect to the Common Units and (B) Platinum shall be permitted to remove the Adviser unless Jefferies Credit Partners proposes replacement(s) to any such Key Persons that are acceptable to Platinum in its sole discretion. The restrictions set forth in clauses (A) and (B) above shall be rescinded upon the sole written consent of Platinum within 120 days of any such Key Person Event. Notwithstanding the foregoing, the Adviser is permitted at any time to replace any

Person designated above with a senior professional (including a Key Person) selected by the Adviser, with the approval of Platinum (in which case, the approved substitute shall be a Key Person in lieu of the Person replaced), no later than 90 days after the date that the Adviser informs Platinum of its proposed replacement of the Key Person.

ARTICLE 7

DISTRIBUTIONS

7.1	Amount, Timing and Form.

7.1.1	General.

Except as otherwise provided in this Agreement (including, but not limited to, 4.4.2), the Company shall determine the amount and timing of all distributions made by it. Without the prior written consent of a Common Unitholder, all distributions to such Common Unitholder shall be made in cash. Prior to the Company making distributions with respect to Common Units, the Company may pay or, subject to the RIC rules while the Company elects RIC status, set aside assets for (i) the Company’s current liabilities and other current obligations including payments due under credit facilities, guarantees or similar liabilities of the Company or any Intermediate Entities, (ii) reserves for expenses, indemnities and other liabilities and obligations of the Company or any Intermediate Entities, (iii) the maintenance of adequate working capital for the continued conduct of the Company’s business, and (iv) to the extent otherwise permitted hereunder, amounts to fund or otherwise with respect to new or existing Portfolio Investments.

Except as otherwise provided in this Agreement, distributions to the Members will be made to the Common Unitholders pro rata based on the number of Common Units (including fractional Units) held by each.

7.1.2	Quarterly Basis.

The Company generally intends to distribute on a quarterly basis, out of assets legally available for distribution, substantially all of its available earnings in such amount so the Company will not have to pay corporate-level income tax, subject to the discretion of the Board.

7.1.3	Certain Distributions Prohibited.

Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

ARTICLE 8

DURATION OF THE COMPANY

8.1	Term of Company.

The term of the Company began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and the Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Delaware Act or as determined by the Board.

8.2	Events of Dissolution.

The Company shall be terminated and its affairs wound up and dissolved upon the first to occur of the following (each, a “Termination Event”):

(a)

upon the determination by the Board in its sole discretion to dissolve the Company because the Board has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the U.S. federal securities laws (including the Securities Act, the 1940 Act and the Investment Advisers Act of 1940, as amended) or the provisions of ERISA (including the Plan Asset Regulations), the Code, or any other applicable statute, regulation, case law, administrative ruling or other similar authority (including changes that result in the Company being taxable as a corporation or association under U.S. federal income tax law), the Company cannot operate effectively in the manner contemplated herein;

(b)	at any time there are no Members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act;

(c)

the vote of a majority in interest of the Common Unitholders in favor of the wind up and dissolution of the Company upon any occurrence or state of affairs constituting Cause; provided that such vote shall occur no later than 90 days after the Common Unitholders have received notice from the Company pursuant to 13.4 herein;

(d)	the vote in favor of the wind up and dissolution of the Company by three-fourths of the Common Unitholders; or

(e)	upon the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

ARTICLE 9

LIQUIDATION OF ASSETS ON DISSOLUTION

9.1	General.

Following a Termination Event, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interests of the Members.

9.2	Liquidating Distributions; Priority.

Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(a)

First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the Management Fee and the Incentive Fee; and

(b)	Thereafter, among the Common Unitholders equally on a per Unit basis.

9.3	Duration of Liquidation.

A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up; provided that the Board shall use reasonable best efforts to liquidate the Company within one year of a Termination Event.

9.4	Liability for Returns.

None of the liquidator, the Directors, the Officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

9.5	Post-Dissolution Investments and Drawdowns.

Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution with the prior written consent of Platinum, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believes that such additional investments are in the best interests of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 10

LIMITATIONS ON TRANSFERS AND REDEMPTIONS OF COMPANY UNITS

10.1	Transfers of Units.

10.1.1	General.

No assignment, pledge, mortgage, hypothecate, gift, sale or other disposition or encumbrance (collectively, “Transfer”) of a Member’s Units, in whole or in part, shall be made other than pursuant to this 10.1. Any attempted Transfer of all or any part of a Member’s Units without compliance with this Agreement shall be void to the maximum extent permitted by applicable law. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

10.1.2	Consent of Company.

The prior written consent of the Board, which will not be unreasonably withheld, shall be required for any Transfer of all or part of any Member’s Units, including a Transfer of solely an economic interest in the Company. The prior written consent of the Board shall not be required for any Transfer of all or part of Platinum’s Units to an Affiliate of Platinum as long as such Transfer otherwise complies with the requirements of 10.1 (other than the legal opinion requirement of 10.1.5).

10.1.3	Required Representations by Parties.

The transferor and transferee(s) shall provide such additional written representations as the Company reasonably may request.

10.1.4	Other Prohibited Legal Consequences.

No Transfer shall be permitted, and the Company shall withhold its consent with respect thereto, if such Transfer or the admission of the transferee to the Company as a substituted Member, would:

(a)	Result in the Company’s assets becoming “plan assets” of any ERISA Member within the meaning of the Plan Asset Regulations;

(b)	Result in the violation of applicable securities law; or

(c)	Result in the Company no longer being eligible to be treated as a BDC or a RIC.

10.1.5	Opinion of Counsel.

The Company may, but is not required to, condition its consent to any Transfer hereunder upon receipt by the Company of a written opinion of counsel for the Company, or of other counsel reasonably satisfactory to the Company, in form and substance satisfactory to the Company, as to such legal matters as the Company reasonably may request.

10.1.6	Reimbursement of Transfer Expenses.

Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Units hereby agrees to reimburse the Company, at its request, for any expenses reasonably incurred by the Company in connection with such Transfer, including the costs of seeking and obtaining the legal opinion required by 10.1.5 and any other legal, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such Transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Company for any Transfer Expenses incurred by the Company in preparing for or consummating a proposed or completed Transfer within 30 days after the Company has delivered to such Member written demand for payment, the Company may seek reimbursement from the transferee of such Units (or portion thereof). If the transferee does not reimburse the Company for such Transfer Expenses within a reasonable time (or, in the case of a Transfer not consummated, the prospective transferor does not reimburse the Company within a reasonable time), the Company may withhold such amount from distributions that would otherwise be made with respect to such Units (with such withheld amount treated as having been distributed to the holder of such Units for all other purposes of this Agreement).

10.2	Multiple Ownership.

If any Transfer results in multiple ownership of any Member’s Units, the Company may require one or more trustees or nominees to be designated as representing a portion of or the entire interest transferred for purposes of (a) receiving all notices which may be given, and all payments which may be made, under this Agreement and (b) exercising all rights which the transferor as a Member has pursuant to the provisions of this Agreement.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

11.1	Exculpation.

11.1.1	General.

To the maximum extent permitted by law, no Covered Person shall be liable to the Company or any Member for (a) any mistake in judgment, (b) any act performed or omission made by such Covered Person, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company (x) if such Covered Person did not act in bad faith, and (y) if such conduct did not constitute actual fraud, willful misfeasance, bad faith, gross negligence, reckless disregard of the duties involved in the conduct of such Covered Person’s respective position, or solely with respect to a Covered Person who is not an Independent Director, a material violation of applicable U.S. federal securities laws. For purposes of this Article 11, “Covered Person” shall mean the Directors, the Adviser, the Administrator and each of their members, managers, officers, employees, agents, controlling Persons and any other Affiliate and any Person who otherwise serves at the request of the Board on behalf of the Company, including a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, each to the extent such Person was serving in such capacity at the time the loss or cause of action arose, without regards to the status of such person at the time such action is commenced. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person to the Company or any Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. The Company agrees for the benefit of each Covered Person that no amendment, alteration or repeal of this 11.1 shall limit or restrict any rights or benefits of a Covered Person in respect of any action taken or omitted by such Covered Person prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. The foregoing entitlement to exculpation shall survive the termination of this Agreement and shall continue as to any Covered Person who has ceased to be a Covered Person, and shall inure to the benefit of a Covered Person and the Covered Person’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives. The rights granted pursuant to this 11.1 shall vest at the time a person becomes a Covered Person and shall be deemed to create a binding contractual obligation on the part of the Company to such persons, enforceable by such persons against the Company, and such persons shall be entitled to rely on such provisions of this 11.1 without giving notice thereof to the Company.

11.1.2	Activities of Others.

To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person shall, in the absence of its own actual fraud, willful misfeasance, bad faith, gross negligence, reckless disregard of the duties involved in the conduct of such Covered Person’s respective position, or solely with respect to a Covered Person who is not an Independent Director, a material violation of applicable U.S. federal securities laws, be liable to the Company or any Member for the acts or omissions, whether by action or omission, dishonesty or bad faith, of any broker or other agent of the Company.

11.1.3	Liquidator.

To the maximum extent permitted by law (including, without limitation, ERISA), no Person serving as liquidator shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any action or omission of such Person, provided that such Person did not act in bad faith.

11.1.4	Advice of Experts.

To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person and no Person serving as liquidator shall be liable to the Company or any Member with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice of legal counsel (as to matters of law), or of accountants (as to matters of accounting), or of investment bankers, accounting firms, or other appraisers (as to matters of valuation), provided that any such professional or firm is selected with reasonable care.

11.2	Indemnification.

11.2.1	General.

To the maximum extent permitted by law, the Covered Persons, each liquidator, and each partner, member, stockholder, director, officer, manager, trustee, employee, agent and Affiliate of any of the foregoing (each, an “Indemnitee”) shall be indemnified, subject to the other provisions of this Agreement, by the Company (only out of Company assets, including the proceeds of liability insurance and the right to require contributions or other payments by the Members under this Agreement) against all judgments, penalties, fines and amounts paid in settlement and all Indemnification Expenses (as defined below) actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, claim, demand or discovery request or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom (each, a “Proceeding”), to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee shall be threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of the Company or in furtherance of the interests of the Company or the Members or otherwise arising out of or in connection with the Company, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company, in each case except for such losses (x) arising from such Indemnitee’s own actual fraud, willful misfeasance, bad faith, gross negligence, reckless disregard of the duties involved in the conduct of such Indemnitee’s position, or solely with respect to an Indemnitee who is not an Independent Director, a material violation of applicable U.S. federal securities laws, (y) arising from the Indemnitee defending an actual or threatened Proceeding brought or initiated by the Indemnitee (other than in respect of the enforcement of such Indemnitee’s indemnification or advancement rights hereunder) or (z) arising from an internal dispute solely among Indemnitees. Notwithstanding any other provision of this Article 11, and without limiting any such provision, to the extent that an Indemnitee is, by reason of 11.2.1(a)-(c), a party to and is successful, on the merits or otherwise, in defending against any Proceeding, such Indemnitee shall be indemnified against all Indemnification Expenses incurred by such Indemnitee or on such Indemnitee’s behalf in connection therewith. For purposes of this 11.2, “Indemnification Expenses” means any and all reasonable and out-of-pocket attorneys’ fees and costs, retainers, court costs, arbitration and mediation costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and any other reasonable and out-of-pocket disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Indemnification Expenses shall also include expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium for, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent. If the Indemnitee is not wholly successful in defending against such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall reimburse such Indemnitee for all Indemnification Expenses actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order or otherwise, shall be deemed to be a successful result as to such claim, issue or matter. The rights granted pursuant to 11.2 shall vest at the time a person becomes an Indemnitee and shall be deemed to create a binding contractual obligation on the part of the Company to such persons, enforceable by such persons against the Company, and such persons shall be entitled to rely on such provisions of 11.2 without giving notice thereof to the Company.

11.2.2	Effect of Judgment.

Notwithstanding 11.2.1, an Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such Proceeding to have acted in bad faith or to have acted in a manner that constituted actual fraud, willful misfeasance, bad faith, gross negligence, reckless disregard of the duties involved in the conduct of such Indemnitee’s position, or solely with respect to an Indemnitee who is not an Independent Director, a material violation of applicable U.S. federal securities laws.

11.2.3	[Reserved.]

11.2.4	Process; Advance Payment of Expenses.

(a)

Promptly after receipt by an Indemnitee of notice of the commencement of any Proceeding, such Indemnitee shall, if a claim in respect thereof is to be made against the Company pursuant to this 11.2, notify the Company in writing of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnitee under this 11.2 (other than under this 11.2.4). Once the Company is so notified, the Company will be entitled to participate in such Proceeding and, if desired, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. If the Company so assumes the defense, the Company shall not be liable to such Indemnitee under this 11.2 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof, provided, however, that if (i) the Company and the Indemnitee mutually agree otherwise, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee, (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Company or (iv) the named parties in any such Proceedings (including any impleaded parties) include both the Company and the Indemnitee and the Indemnitee shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Company shall be liable to such Indemnitee under this 11.2.4 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee.

(b)

The Company and the Indemnitee shall inform any other Indemnitee of any such settlement, compromise or judgment, prior to the completion of such settlement, compromise or judgment. The Company shall not, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee.

(c)

Except to the extent described above in this 11.2.4, the Company shall pay the Indemnification Expenses incurred by an Indemnitee in connection with defending any such Proceeding, or in connection with defending any claims arising in connection with any potential or threatened Proceeding, in advance of the final disposition of such Proceeding, within ten (10) calendars days after receipt of a written request for such advancement and an enforceable undertaking by such Indemnitee to repay such payment if such Indemnitee shall be determined to be not entitled to indemnification for such Indemnification Expenses pursuant to this Article 11; provided, however, that in the event the Company assumes the defense of Indemnitee in such Proceeding with counsel reasonably satisfactory to Indemnitee, the Company shall not be liable to such Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof. To the extent required by Delaware law and the 1940 Act, such Indemnitee hereby undertakes to repay any and all of the amount of Indemnification Expenses paid to such Indemnitee if it is finally determined by a court of competent jurisdiction that Indemnitee is not entitled under this Agreement to indemnification with respect to such Indemnification Expenses. This undertaking is an unlimited general obligation of such Indemnitee.

(d)

In making any determination required to be made under Delaware law or hereunder with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that such Indemnitee is entitled to indemnification under this Agreement if such Indemnitee submitted a request therefor in accordance with this Article 11, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. The failure of the Company (including its Board or independent legal counsel selected by the Board) to make a determination concerning the entitlement of such Indemnitee to indemnification or advancement under this Article 11 shall not be a defense in any action brought under Article 11, and shall not create a presumption that such indemnification or advancement is not permissible.

(e)

In the event that such Indemnitee makes a request for payment of indemnification under this Article 11 or a request for an advancement under this Article 11 and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, such Indemnitee may commence suit in any court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware to enforce the Company’s obligations under this Agreement and the Company shall be liable to such Indemnitee under this 11.2.4 for any reasonable out-of-pocket expenses incurred by such Indemnitee in connection with enforcing such obligations to the extent such Indemnitee is the prevailing party in such suit to enforce the Company’s obligations under this Agreement.

11.2.5	Insurance.

(a) The Company will use its reasonable best efforts to maintain, at the expense of the Company, (i) insurance policies for the protection of any Indemnitee or potential Indemnitee against any liability incurred in any capacity which results in such Person being an Indemnitee (provided that such Person is serving in such capacity at the request of the Company or the Board) and (ii) one or more fidelity bonds that meet the requirements of the 1940 Act. In the event of a Change in Control, the Company shall maintain in force any and all directors and officers liability insurance policies that were maintained by the Company immediately prior to the Change in Control for a period of six years with the insurance carrier or carriers and through the insurance broker in place at the time of the Change in Control; provided, however, (i) if the carriers will not offer the same policy and an expiring policy needs to be replaced, a policy substantially comparable in scope and amount shall be obtained and (ii) if any replacement insurance carrier is necessary to obtain a policy substantially comparable in scope and amount, such insurance carrier shall have an AM Best rating that is the same or better than the AM Best rating of the existing insurance carrier; provided, further, however, in no event shall the Company be required to expend in the aggregate in excess of 300% of the annual premium or premiums paid by the Company for directors and officers liability insurance in effect on the date of the Change in Control. In the event that 300% of the annual premium paid by the Company for such existing directors and officers liability insurance is insufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(b) Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee which would otherwise be indemnifiable hereunder arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Indemnification Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in 11.2.5(a). The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Company or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company shall not in any way limit or affect the rights or obligations of the Company under any such insurance policies. If, at the time the Company receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c) Indemnitee shall cooperate with the Company or any insurance carrier of the Company with respect to any Proceeding.

(d) The Company or an Affiliate shall use its reasonable best efforts to purchase, and maintain in effect for a period of six (6) years after the date of any dissolution and winding up of the Company, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of Indemnitee. Any such policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under any policy or policies purchased and maintained in accordance with 11.2.5(a).

(e) “Change in Control” for purposes of 11.2.5 means a change in control of the Company occurring after the date hereof of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the 1934 Act, whether or not the Company is then subject to such reporting requirement;

provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, after the date of the Second Amended and Restated Limited Liability Company Agreement of the Company, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of all of the Company’s then-outstanding securities entitled to vote generally in the election of directors without the prior approval of at least two-thirds of the Directors then in office immediately prior to such person’s attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the Directors then in office, as a consequence of which the Directors in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) at any time, a majority of the Directors are not individuals (A) who were directors as of the date of the Second Amended and Restated Limited Liability Company Agreement of the Company or (B) whose election by the Board or nomination for election by the Members was approved or recommended (1) by the affirmative vote of at least two-thirds of the Directors then in office who were directors as of the date of the Second Amended and Restated Limited Liability Company Agreement of the Company or (2) by a committee of the Board consisting of at least two-thirds of the Directors then in office who were Directors as of the date of the Second Amended and Restated Limited Liability Company Agreement of the Company or, in the case of clause (1) or (2), whose election or nomination for election was previously so approved or recommended.

11.2.6	Successors and Survival.

The foregoing right of indemnification shall survive the termination of this Agreement and shall continue as to an Indemnitee who has ceased to be an Indemnitee, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives. No amendment, alteration or repeal of 11.2 shall limit or restrict any right of Indemnitee to indemnification or advancement under 11.2 in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal.

The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, expressly to assume and agree to perform this Article 11 in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11.2.7	Rights to Indemnification from Other Sources.

The rights to indemnification and advancement of expenses conferred in 11.2 shall not be exclusive and shall be in addition to any rights to which any Indemnitee may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

11.2.8	Insurance and Other Sources for Indemnity.

Each Indemnitee shall, as a condition to obtaining payments under 11.2, use commercially reasonable efforts to seek payment from any applicable Portfolio Company, its insurance carriers and/or the insurance carriers of the Adviser and/or the Company. The Company shall, in good faith, determine whether any such Indemnitee has used commercially reasonable efforts to seek such payments. In no event, however, shall the Company be precluded from making payments under 11.2 to any such Indemnitee if reasonable uncertainty exists as to the likelihood of payment by any such Portfolio Company or insurance carrier in a timely manner or on reasonably acceptable terms.

11.3	Contribution.

If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in 11.2 or due to the provisions of 11.2, then, with respect to any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Company, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

11.4	Limitation by Law.

If any Covered Person or Indemnitee or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the exoneration provisions set forth in 11.1 and the indemnification provisions set forth in 11.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions.

ARTICLE 12

AMENDMENTS

12.1	Amendments.

12.1.1	By Consent.

Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be waived, modified, amended, or deleted during or after the term of the Company, with the prior written consent of a majority in interest of the Members.

12.1.2	Amendments Affecting Members’ Economic Rights.

No amendment to this Agreement shall increase any Commitment of any Common Unitholder or dilute the relative interest of any Member with respect to the other Members holding Units of the same class in the profits or capital of the Company or in allocations or distributions attributable to the ownership of such interest without the prior written consent of such Member, except such dilution as may result from additional Commitments from the Common Unitholders. This 12.1.2 shall not be amended without the unanimous consent of all Members.

12.1.3	Notice of Amendments.

The Company shall promptly furnish copies of any amendments to this Agreement to all Members. Changes made to the books and records of the Company shall not be deemed to be amendments to this Agreement and shall not be required to be furnished to all Members.

12.1.4	Other Agreements.

Notwithstanding the provisions of this Agreement or any Subscription Agreement, but subject to the 1940 Act, applicable federal securities law, and any other BDC requirements, it is hereby acknowledged and agreed that the Board on behalf of the Company, without the approval of Platinum, may not enter into a side letter or similar agreement with a Member, executed in connection with the admission of such Member to the Company, which agreement has the effect of establishing rights under, or altering or supplementing the terms of this Agreement or such Member’s Subscription Agreement in order to meet certain requirements of such Member (an “Other Agreement”). The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.

ARTICLE 13

ADMINISTRATIVE PROVISIONS

13.1	Keeping of Accounts and Records; Certificate of Formation; Administrator.

13.1.1	Accounts and Records.

At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting. The Company shall also maintain: (a) an executed copy of this Agreement (and any amendments hereto); (b) the Certificate (and any amendments thereto); (c) executed copies of any powers of attorney pursuant to which any document described in clause (a) or (b) has been executed by the Company; (d) a current list of the name, address, Commitments and taxpayer identification number, if any, of each Member; (e) copies of all tax returns filed by the Company; and (f) all financial statements of the Company for each of the prior seven years. These books and records shall at all times be maintained at the principal office of the Company and in accordance with the Company’s record retention policy.

13.1.2	Certificate of Formation.

The Company shall file for record with the appropriate public authorities and, if required, publish the Certificate and any amendments thereto.

13.1.3	Administrator.

The Company will enter into a contract (the “Administration Agreement”) with an administrator (the “Administrator”) to perform certain administrative, accounting and investor services for the Company. The Administrator will be experienced in providing such services to investment funds similar to the Company.

13.2	Inspection Rights.

At any time before the Company’s complete liquidation, each Member, or a designee thereof, at its own expense may for any purposes reasonably related to its interests as a Member (a) fully examine and audit the Company’s books, records, accounts and assets, including bank account balances and (b) examine, or request that the Company furnish, such additional information as is reasonably necessary to enable the requesting Member to review the state of the investment activities of the Company; provided that such information is necessary and essential to such Member’s purpose and the Company can obtain such additional information without unreasonable effort or expense; provided, further, that the Company may redact confidential information relating to another Member. Any such examination or audit shall be made

(1) only upon ten (10) Business Days’ prior written notice to the Company, (2) during normal business hours and (3) without undue disruption. Notwithstanding the foregoing, the Company shall have the benefit of the confidential information provisions of Section 18-305(c) of the Delaware Act, and the obligation to make Company Information available or to furnish Company Information shall be subject to the provisions thereof.

13.3	Financial Reports.

13.3.1	Annual Financial Statements.

The Company shall use its best efforts to provide to each Member, within 90 days after the close of each fiscal year, the audited financial statements of the Company for such fiscal year, which audited financial statements shall be prepared in accordance with generally accepted accounting principles as in effect at such time.

13.3.2	Additional Reporting.

The Company shall generally furnish to each Member, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited financial statements of the Company for the quarter then ended.

13.4	Notification of Cause.

The Company shall give the Members prompt written notice of the occurrence of any event constituting Cause.

13.5	Valuation.

13.5.1	Valuation by Board and Valuation Designee.

As a BDC, the Company conducts the valuation of its assets, pursuant to which the Company’s NAV is determined, at all times consistent with GAAP and the 1940 Act. In accordance with Rule 2a-5 under the 1940 Act, the Board may either determine fair valuations in good faith for any or all of the Company’s investments or designate the performance of fair valuation determinations to a valuation designee, subject to the Board’s oversight (the “Valuation Designee”). The Company has designated the Adviser as the Valuation Designee. The Valuation Designee is responsible for assessing and managing material valuation risks, establishing, testing and applying fair value methodologies, evaluating any pricing services and providing quarterly and annual reports to the Board.

The Valuation Designee is responsible for determining the fair value of the Company’s portfolio of assets as and when required, including on a quarterly basis consistent with the BDC’s reporting obligations under the 1934 Act. The Company will calculate its NAV in accordance with the requirements of the 1940 Act. The value of each Unit will be calculated by dividing the value of the net assets of the Company by the total number of Units (including fractional Units) outstanding. The Valuation Designee shall adopt certain valuation procedures to assist the Company in determining the fair value of its investment portfolio. Among other factors, the Valuation Designee may consider reports prepared by third-party pricing and valuation firms with respect to some or all of the Company’s portfolio assets when determining the value of its portfolio assets.

The Valuation Designee is responsible for overseeing the implementation of procedures for fair value determinations on behalf of the Company.

13.5.2	Freely Tradable Securities.

The fair market value of any security owned by the Company which is a Freely Tradable Security shall be determined on the basis of the last reported trade price of such security on the date the value is being determined on the exchange where it is primarily traded or, if such security is not traded on an exchange, such security shall be valued at the last reported sale price on such dates on Nasdaq or, if such security is not reported on Nasdaq, such security shall be valued at the reported closing bid prices (or average of bid prices) last quoted on such dates as reported by an established quotation service for over-the-counter securities. For purposes of determining the fair market value of any Freely Tradable Security as of any date, the “last reported” trade price or sale price on any trading day shall be deemed to be: (a) for securities traded primarily on the New York Stock Exchange, NYSE MKT or Nasdaq, the last reported trade price or sale price, as the case may be, as of 4:00 p.m., New York time, on that day and (b) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a security as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

13.5.3	Other Assets.

The determination of the fair market value of all other assets of the Company shall be based upon all relevant factors, including, without limitation, such of the following factors as may be deemed relevant by the Board or the Valuation Designee: current financial position and current and historical operating results of the issuer; sales prices of recent public or private transactions in the same or similar securities, including transactions on any securities exchange on which such securities are listed or in the over-the-counter market; general level of interest rates; recent trading volume of the security; restrictions on transfer, including the Company’s right, if any, to require registration of its securities by the issuer under the securities laws; any liquidation preference or other special feature or term of the security; significant recent events affecting the Portfolio Company, including any pending private placement, public offering, merger or acquisition; the price paid by the Company to acquire the asset; the percentage of the issuer’s outstanding securities that is owned by the Company; and all other factors affecting value.

13.5.4	Goodwill and Intangible Assets.

In determining the fair market value of the assets of the Company, no allowance of any kind shall be made for goodwill or the name of the Company or of the Adviser, the Company’s records, files and statistical data or any intangible assets of the Company in the nature of or similar to goodwill. The Company’s name and goodwill shall, as among the Members, be deemed to have no value, and no Member shall have any right or claim individually to the use thereof. The Members agree that the names, trademarks and service marks “Jefferies,” and all modifications, derivations or versions thereof, and any goodwill associated therewith, are owned by one or more Jefferies Affiliates, and use of any such name as part of the Company’s name or in connection with the Company’s activities shall not affect the ownership of such names, trademarks and service marks.

13.5.5	Independent Valuation Firm.

The Board or the Valuation Designee may engage one or more independent valuation firms on behalf of the Company to assist the Valuation Designee in determining the fair market value of the Company’s assets for which market quotations are not readily available. Any such valuation firms will at all times be unaffiliated with the Adviser and will be experienced in the valuation of assets similar to the types of investments to be made by the Company.

13.6	Notices.

Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements shall be in writing and, if properly addressed to the recipient, shall be deemed given (a) on the date of actual receipt if delivered personally to the recipient; (b) three (3) Business Days after mailing if mailed by first class mail (or if sent to or from outside the United States, by airmail), postage prepaid; (c) if a Business Day and sent prior to 1:00 p.m. Eastern Time, the date of transmission (or, if not a Business Day or sent after 1:00 p.m. Eastern Time, the Business Day following transmission) if sent by electronic facsimile transmission or e-mail; or (d) one (1) Business Day after being sent by a reputable overnight courier service, overnight delivery requested. Notices shall be deemed to be properly addressed, if to the Company at: Jefferies Credit Partners LLC, 520 Madison Avenue, New York, NY 10022, Attention: General Counsel, or if to any Member (or trustee or nominee pursuant to 10.2), if addressed to its address as set forth in such Member’s Subscription Agreement, or to such other address or addresses as the addressee previously may have specified by written notice given in the manner specified in this 13.6 to the Company, in the case of the Members, or to the Members, in the case of the Company.

13.7	Accounting Provisions.

13.7.1	Fiscal Year.

The fiscal year of the Company shall be the calendar year or, if the Company is required to use a different year as its taxable year for federal income tax purposes, such other year.

13.7.2	Independent Auditors.

The Company’s independent public auditors shall at all times be a nationally recognized independent public auditing firm selected by the Company. The Company may change its auditors from time to time, and the Company will notify the Members of any such change.

13.8	Tax Provisions.

13.8.1	Classification of the Company for Tax Purposes

Subject to 13.8.2 below, the Company shall at all times be taxed as a corporation, and shall file any election required to preserve such status.

13.8.2	RIC Requirements.

As soon as practicable after the Initial Closing, the Company shall seek to be treated as a RIC for U.S. federal income tax purposes and seek to cause the Company to meet any requirements in connection with such election necessary to obtain and maintain RIC qualification, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.” Notwithstanding the foregoing, the Company shall seek to continue to be treated as a RIC, and shall not otherwise seek to terminate such status, without the prior written consent of Platinum.

13.9	General Provisions.

13.9.1	Power of Attorney.

Each of the undersigned, by execution of this Agreement (including by execution of a counterpart signature page hereto directly or via an attorney-in-fact), hereby designates any duly authorized representative of the Company as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (a) the Certificate and any other instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, (b) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Company in accordance with the provisions hereof and the Delaware Act, (c) all other amendments of this Agreement contemplated by this Agreement including, without limitation, amendments reflecting the addition or substitution of any Member, or any action of the Members or the Members duly taken pursuant to this Agreement whether or not such Member voted in favor of or otherwise approved such action that has been approved by the applicable vote or written consent of the Members (if required) pursuant to the terms of this Agreement, (d) any other instrument, certificate or document required from time to time to admit a Member, to effect its substitution as a Member, to effect the substitution of the Member’s assignee as a Member, or to reflect any action of the Members or the Members provided for in this Agreement that has been approved by the applicable vote or written consent of the Members (if required) pursuant to the terms of this Agreement and (e) if such Member becomes a Defaulting Purchaser, documents necessary or appropriate to effect the sale of such Member’s Units. The foregoing grant of authority (1) is a special power of attorney coupled with an interest in favor of the Company and as such shall be irrevocable and shall survive and not be affected by the death, disability or incapacity of a Member that is a natural person or the merger, dissolution or other termination of the existence of a Member that is a corporation, association, partnership, limited liability company or trust and (2) shall survive the assignment by such Member of the whole or any portion of its interest, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the Company to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Member and shall thereafter terminate. This power of attorney may be exercised by such attorney-in-fact for all Members (or any of them) by a single signature of a duly authorized representative of the Company acting as attorney in fact with or without listing all of the Members executing an instrument.

13.9.2	Execution of Additional Documents.

Each Member hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by laws of the various jurisdictions in which the Company conducts its activities, to conform with the laws of such jurisdictions governing limited liability companies.

13.9.3	Binding on Successors.

This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

13.9.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflicts of law principles.

13.9.5	Securities Law Matters.

Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of their investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

13.9.6	Compliance with Laws.

The Company will use reasonable best efforts to comply with all laws, rules and regulations applicable to the Company, including, for the avoidance of doubt, all applicable anti-money laundering laws, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws; provided, that the Company will have no liability under this 13.9.6 in the event that noncompliance with an applicable law does not, or would not reasonably be expected to, have an adverse effect on the Company, other than a de minimis adverse effect. The Company has established and will maintain internal controls, policies and procedures reasonably designed to ensure compliance with all applicable anti-money laundering laws, anti-terrorism laws and anti-bribery laws, as well as applicable rules and regulations imposed by applicable securities laws.

13.9.7	Contract Construction; Headings; Counterparts.

Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. This Agreement, together with the related Subscription Agreement and any Other Agreement (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

* * * * * * *

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Limited Liability Company Agreement of Senior Credit Investments, LLC as of the day, month and year first above written.

INITIAL MEMBER:

JEFFERIES CREDIT PARTNERS LLC

By:	/s/ Adam Klepack
Name:	Adam Klepack
Title:	General Counsel

[Signature page to Second Amended and Restated Limited Liability Company Agreement of Senior Credit Investments, LLC]

Senior Credit Investments, LLC

Member Signature Page

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Limited Liability Company Agreement of Senior Credit Investments, LLC and hereby authorize this signature page to be attached to a counterpart of such Agreement executed by the Company and the other parties thereto.

Each of the Persons who have executed a Subscription Agreement, agreeing to purchase Units in the Company, to be admitted to the Company as a member and to be bound by the terms of the LLC Agreement

By:	/s/ Adam Klepack
an authorized representative of the Company as attorney-in-fact for such Persons
Name:	Adam Klepack
Title:	General Counsel

Entered into February 2, 2024, effective as of December 7, 2023

ACKNOWLEDGED AND AGREED AS OF FEBRUARY 2, 2024

Platinum Falcon B 2018 RSC Limited

By:	/s/ Mohamed Fahed AlMazrouei
Name:	Mohamed Fahed AlMazrouei
Title:	Director

By:	/s/ Ahmed AlNeyadi
Name:	Ahmed AlNeyadi
Title:	Director

APPENDIX I

Senior Credit Investments, LLC

Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

1934 Act	The Securities Exchange Act of 1934, as amended.

1940 Act	As set forth in 2.3.

Adjusted Purchase Price	As set forth in 6.1.5.

Administration Agreement	As set forth in 13.1.3.

Administrator	As set forth in 13.1.3.

Adviser	Jefferies Credit Management LLC or any Affiliate or successor thereto serving as investment adviser for the Company pursuant to an Advisory Agreement.

Adviser Operating Expenses	Overhead and operating and administrative expenses incurred by or on behalf of the Adviser or any of its Affiliates, including the Company, in connection with maintaining and operating the Adviser’s office, including salaries and other compensation (including compensation due to the Officers), rent, routine office equipment expense and liability and insurance premiums (other than those incurred pursuant to 11.2.5 and 5.1.(a)(i)), in furtherance of providing supervisory investment management services for the Company. For the avoidance of doubt, Adviser Operating Expenses include any expenses incurred by the Adviser or its Affiliates in connection with the Adviser’s registration as an investment adviser under the Investment Advisers Act of 1940, as amended, or with its compliance as a registered investment adviser thereunder.

Advisory Agreement	As set forth in 5.2.1.

Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Adviser, but Portfolio Companies shall not be considered Affiliates of the Board, the Adviser, any Officer, any member of the Board or any member or manager of the Adviser. “Affiliated” shall have the corresponding meaning.

Aggregate Contribution	With respect to any Common Unitholder at any time in respect of such Common Unitholder’s Common Units, the aggregate amount of capital contributions made to the Company by such Common Unitholder in respect of such Common Units (including any such amounts attributable to the payment of Management Fees, Organizational Expenses and other Company Expenses, as applicable, adjusted in accordance with the other provisions of this Agreement including, without limitation, 4.4.3 (relating to the return of distributions that constitute Recallable Amounts).

Agreement	As set forth in 2.1.2.

Anti-Money Laundering and Sanctions Laws	As set forth in 3.3(a)(2).

Assets	As set forth in 4.3.1.

Assigned Rights	As set forth in 4.3.1.

Assignment Agreement	As set forth in 2.1.3.

BDC	A business development company as defined in Section 2(a)(48) of the 1940 Act.

Board	As set forth in 3.4.1.

Business Day	As set forth in 6.1.2.

Catch-Up Date	As set forth in 6.1.5.

Catch-Up Purchase	As set forth in 6.1.5.

Cause	Either (i) a final judicial determination by a court of competent jurisdiction that the Director, the Adviser or any Key Person has committed any action relating to the performance of its or his duties under this Agreement that constitutes gross negligence, fraud or willful misconduct, or (ii) that the Director, the Adviser or any Key Person has been indicted or convicted in a court of competent jurisdiction of (A) a crime involving fraud or moral turpitude; (B) an intentional or material violation of applicable securities or regulatory laws; or (C) a felony relating to the performance of its or his duties under this Agreement.

Certificate	As set forth in 2.1.1.

Change in Control	As set forth in 11.2.5(e).

Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

Commitment	With respect to any Common Unitholder, the total amount that such Common Unitholder has agreed to contribute to the Company in connection with its Common Units.

Common Unitholders	As set forth in the introductory paragraph of this Agreement, in each such Person’s capacity as a member of the Company holding Common Units.

Common Units	As set forth in the introductory paragraph of this Agreement.

Company	As set forth in the introductory paragraph of this Agreement.

Company Expenses	As set forth in 5.1.

Company Information	A Member’s rights to access or receive any non-public information about the Company, its Portfolio Companies and their respective affairs, including, without limitation, (1) financial information, reports and other information about the Company and (2) the offering documents for the Company, this Agreement, any Subscription Agreement and any other related agreements and any other books and records of the Company.

Covered Person	As set forth in 11.1.1.

Credit Support	As set forth in 4.3.1.

Current LLC Agreement	As set forth in 2.1.1.

Defaulted Commitment	As set forth in 6.2.1.

Defaulting Purchaser	As set forth in 6.2.1.

Defaulting Purchasers	As set forth in 6.2.1.

Delaware Act	As set forth in 2.1.1.

Director	As set forth in 3.4.1.

Drawdown Date	As set forth in 6.1.2.

Drawdown Notice	As set forth in 6.1.2.

Drawdown Purchase	As set forth in 6.1.2.

Drawdown Purchase Price	As set forth in 6.1.2.

ERISA	The United States Employee Retirement Income Security Act of 1974 and (unless the context otherwise requires) the rules and regulations promulgated thereunder, as amended from time to time, or any successor statute thereto.

ERISA Member	Any Member that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA and subject to Part 4 of Title I of ERISA, (b) a “plan,” as defined in Section 4975(e)(1) of the Code, to which the provisions of Section 4975 of the Code are applicable, or (c) any other entity or account, any of the assets of which constitute “plan assets,” within the meaning of ERISA, of a plan described in (a) or (b) above.

Freely Tradable Security

Any security that satisfies the following conditions:

(a) The Company’s entire holding of such securities can be immediately sold by the Company to the general public without the necessity of any federal, state or local government consent, approval or filing that has not been obtained or made at or prior to the time such determination is being made (other than any notice filings of the type required pursuant to Rule 144(h) under the Securities Act or Sections 13 and 16 of the United States Securities and Exchange Act of 1934, as amended), including, without limitation, securities that can be immediately sold pursuant to an effective registration statement filed under the Securities Act, and

(b) Such securities are traded on a Public Securities Market and market quotations are readily available for such security.

If only a portion of the Company’s holdings of securities satisfies the requirements of the preceding sentence, that portion of the Company’s holdings of such securities shall constitute Freely Tradable Securities. In addition to the foregoing, in the case of a distribution of securities in kind, such securities shall also constitute Freely Tradable Securities if the entire portion of the distribution made to a Member can be immediately sold by them under the terms provided for in clause (a) of this definition and the condition provided for in clause (b) of this definition is satisfied, assuming for purposes of this sentence that no Member is or has been an Affiliate of the issuer of such securities and without regard to any restrictions on sale applicable to particular Members because of such Member. For avoidance of doubt, no security which is subject to a lock-up or other contractual agreement to which the Company is a party or is otherwise bound and that restricts the immediate sale of such security shall be considered a Freely Tradable Security.

Immediate Family Member	Spouses, parents, siblings, children and a spouse’s parents and siblings.

Incentive Fee	The fee payable to the Adviser in accordance with 5.2.3 and the Advisory Agreement.

Indemnification Expenses	As set forth in 11.2.1.

Indemnitee	As set forth in 11.2.1.

Independent Director	As set forth in 3.4.1(e).

Initial Closing	As set forth in 6.1.4.

Initial Member	Jefferies Credit Partners LLC.

Intermediate Entity	An entity formed for the purpose of facilitating investments by the Company (alone or with other Persons) in Portfolio Investments.

Jefferies Credit Partners	As set forth in the introductory paragraph of this Agreement.

Key Person	As set forth in 6.3.

Key Person Event	As set forth in 6.3.

Lender	The holder of any indebtedness, guarantees or other obligations of the Company.

Lender Powers	As set forth in 4.3.1.

LLC Agreement	As set forth in 2.1.2.

Management Fee	As set forth in 5.2.2.

Member	As set forth in the introductory paragraph of this Agreement.

Nasdaq	The Nasdaq Stock Market.

Non-U.S. Bank	As set forth in 3.3(h).

OFAC	As set forth in 3.3(a)(2).

OFAC Lists	As set forth in 3.3(f).

OFAC Sanctions Program	As set forth in 3.3(f).

Officers	As set forth in 3.4.2(b).

Organizational Expenses	Expenses incurred in connection with the organization of the Company and offering of Common Units, and expenses incurred in connection with the organization of a Related Entity organized and managed by Jefferies as a feeder fund for the Company and issuance of interests therein. The Company has agreed to reimburse the Adviser for all such organizational and offering costs it incurs on behalf of the Company in an amount of up to $1.5 million in the aggregate, and the Adviser has agreed to bear all such organizational and offering costs in excess of $1.5 million.

Original LLC Agreement	As set forth in 2.1.1.

Other Agreement	As set forth in 12.1.4.

Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.

Plan Asset Regulations	The regulation concerning the definition of “plan assets” under ERISA adopted by the United States Department of Labor and codified in 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

Platinum	Platinum Falcon B 2018 RSC Limited.

Politically Exposed Person	An individual who is or has been entrusted with prominent public functions by a non-U.S. country, for example Heads of State or of government, senior politicians, senior government, judicial or military officials, senior executives of state-owned corporations, and important political party officials. This does not cover middle ranking or more junior individuals.

Portfolio Company	Any entity in which the Company holds a Portfolio Investment.

Portfolio Investment	As set forth in 4.1.

Proceeding	As set forth in 11.2.1.

Proceeds	As set forth in 4.4.2.

Public Securities Market	Any United States national or regional securities exchange, including but not limited to the New York Stock Exchange, NYSE MKT, and regional United States exchanges, any internationally recognized non-United States securities exchange and any recognized United States or non-United States automated quotation system, listing service or other form of securities exchange or trading forum, and the phrase “traded on a Public Securities Market” means publicly traded on or through any such exchange, system, listing service or forum.

Recallable Amount	As set forth in 4.4.3.

Registration Statement	As set forth in 2.2.

Related Entity(ies)	One or more of the following: (1) any Portfolio Company; (2) the Adviser and any other entity engaged in performing services for the Company, or at the Company’s request, for any Portfolio Company; (3) any Intermediate Entity or feeder fund or subsidiary of the Company or any such Intermediate Entity; and (4) any other fund(s) managed by the Adviser or an affiliate of the Adviser that co-invest or potentially co-invest with the Company, on a combined basis.

REMICs	As set forth in 4.2.2(d).

RIC	A regulated investment company.

SEC	U.S. Securities and Exchange Commission.

Securities Act	The United States Securities Act of 1933, as amended, from time to time, or any successor statute thereto.

Senior Foreign Political Figure	A current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, a “senior official” or “senior executive” is defined as an individual with substantial authority over policy, operations, or the use of government-owned resources.

Subscription Agreement	The subscription agreement by which the applicable Member agreed to purchase such Member’s Units.

Subsequent Closing Date	As set forth in 6.1.6.

Subsequent Closing Member	As set forth in 6.1.6.

Temporary Disability	The inability of a Person to substantially perform his duties to the Company or the Adviser due to a medically determinable physical or mental illness or injury, provided that such illness or injury lasts for no more than 90 consecutive calendar days or 120 calendar days in any 18-month period.

Temporary Investments	Short-term investments of cash pending distribution or use by the Company to pay expenses or make Portfolio Investments.

Termination Event	As set forth in 8.2.

Transfer	As set forth in 10.1.1.

Transfer Expenses	As set forth in 10.1.6.

Undrawn Commitment	As set forth in 6.1.3.

Units	The Common Units.

USRPHC	As set forth in 4.2.2(c).

Valuation Designee	As set forth in 13.5.1.

APPENDIX II

Member Acknowledgements

In connection with the borrowings, guarantees and other obligations by the Company in accordance with 4.3.1, each Member hereby makes available as Credit Support the following representations and acknowledgements for the benefit of the Company and any lender or other holder of indebtedness, guarantees or other obligations:

(a) such Member hereby consents to the pledge or assignment of its Undrawn Commitment and other related Assets and Assigned Rights and other forms of Credit Support;

(b) such Member shall confirm, as of the date of this Agreement and following any default under a loan, credit or other facility or instrument evidencing such indebtedness, guarantees or other obligations, in favor of any lenders or other holders of indebtedness, guarantees or other obligations, the amount of such Member’s Commitment and Undrawn Commitment;

(c) such Member is and will remain absolutely, irrevocably and unconditionally obligated to fund capital contributions up to the amount of such Member’s Undrawn Commitment pursuant to written capital call notices duly made under this Agreement and its Subscription Agreement, for the purposes of repaying any indebtedness for borrowed money, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any Person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code), and such Member hereby waives any right to assert any claim to the contrary in connection with any bankruptcy, insolvency, dissolution or winding up of the Company or otherwise;

(d) such Member shall honor capital calls issued by or on behalf of any lender or other holder of indebtedness, guarantees or other obligations and such lender shall have the right to enforce the obligations of the Member to make contributions hereunder and under the terms of the Subscription Agreement and to seek all available remedies against the Member if the Member fails to make such contributions;

(e) such Member acknowledges that the proceeds of capital contributions called in accordance with this Agreement may be (i) used to repay the obligations to any lenders or other holders of indebtedness, guarantees or other obligations and (ii) directly deposited in an account of the borrower identified by the borrower in the applicable call notice for the benefit of any lenders or other holders of indebtedness, guarantees or other obligations, in which case funds delivered by such Member pursuant to a capital call shall not be considered a funded contribution if such funds are not delivered into such account;

(f) such Member hereby also acknowledges and agrees that lenders and other holders of indebtedness, guarantees or other obligations will rely upon the statements made in this Agreement in connection with providing financing to the Company; and the terms of any indebtedness, guarantees or other obligations of the Company may, without the consent of such Member, be established and maintained and may be amended, restated, supplemented, replaced, restructured, refinanced or otherwise modified from time to time, including to extend the maturity thereof, and whether by the same lender, or different lenders; provided that no amendment, restatement, or any other modification of the terms of any borrowing, loan, or other extension of credit shall alter the rights of any Member under this Agreement or its related Subscription Agreement;

II-1

(g) such Member acknowledges that the Subscription Agreement of such Member contractually obligates it to fund its Commitment in order to pay amounts that may become due under any borrowings or other financings or similar obligations of the Company or any subsidiary of the Company, and the payment by such Member of any such amounts that become due and payable by the Company out of such Member’s Undrawn Commitment may be a condition to the effectiveness of (i) any transfer, withdrawal, termination or reduction of the Commitment of such Member, or (ii) such Member’s ability to cease funding its Commitment; and

(h) as of the date of this Agreement, the representations and warranties of such Member in its Subscription Agreement are true and correct in all material respects.

II-2

SCHEDULE A

Schedule of Directors

(Dated as of September 25, 2023)

Name	Class	Expiration of Term
Robert S. Franklin	Class I	2026[1]

Joseph T. Kenney	Class I	2026[1]

Jonathan A. Lucas	Class II	2024

Thomas G. Brady	Class III	2025

Carmen Romano	Class III	2025

[1]

The “Expiration of Term” for Messrs. Robert S. Franklin and Joseph T. Kenney in the Current LLC Agreement is 2023. As of the date of this Second Amended and Restated Limited Liability Company Agreement, Messrs. Franklin and Kenney are elected to hold office for a successive term expiring at the annual meeting of Members to be held in 2026.

A-1

SCHEDULE B

Schedule of Audit Committee Members

(Dated as of September 25, 2023)

Name
Robert S. Franklin

Joseph T. Kenney

Jonathan A. Lucas

Carmen Romano

B-1

SCHEDULE C

Schedule of Officers

(Dated as of September 25, 2023)

Name	Position
Jason Kennedy	Chief Executive Officer and President

John Dalton	Chief Financial Officer

Adam Klepack	General Counsel & Secretary

E. Joseph Hess	Chief Operating Officer

Thomas Grenville	Chief Compliance Officer

C-1

Exhibit 1

Investment Advisory Agreement